SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2010
General Finance Corporation
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-32845	32-0163571
(Commission File Number)	(I.R.S. Employer Identification No.)

39 East Union Street
Pasadena, California	91103
(Address of Principal Executive Offices)	(Zip Code)
(626) 584-9722
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTES
Certain References

References in this Report to “we,” “us,” “our” or the “company” refer to General Finance Corporation, a Delaware corporation (“GFN”), and its direct and indirect subsidiaries, including GFN North America Corp., a Delaware corporation, and its subsidiary Pac-Van, Inc., an Indiana corporation, GFN Mobile Storage Inc., a Delaware corporation, and GFN U.S. Australasia Holdings, Inc., a Delaware corporation, its subsidiary GFN Australasia Holdings Pty Limited, an Australian corporation (“GFNAH”), its subsidiary GFN Australasia Finance Pty Limited, an Australian corporation,  its subsidiary RWA Holdings Pty Limited, an Australian corporation, and its subsidiaries. GFNAH and its subsidiaries are collectively referred to in this Report as “Royal Wolf.”

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Item 8.01	Other Events	1

Item 9.01	Financial Statements and Exhibits	1

EXHIBIT 99.1

i

Item 8.01 Other Events

On June 30, 2010 GFN issued a press release announcing the completion of its rights offering.  GFN received approximately $6.3 million in gross proceeds in connection with the exercise of subscription rights and will be issuing 4,190,647 units.  Each unit consists of one share of common stock and a three-year warrant to purchase 0.5 additional shares of common stock at an exercise price of $4.00 per share.  As a result of the rights offering, GFN will therefore issue 4,190,647 shares of common stock and 4,190,647 warrants to acquire an additional 2,095,323 shares of common stock at an exercise price of $4.00 per share.

A copy of the press release of GFN dated June 30, 2010 is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits

Exhibit:

99.1           Press Release of GFN dated June 30, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL FINANCE CORPORATION
Dated: July 1, 2010	By:	/s/ CHARLES E. BARRANTES
Charles E. Barrantes
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Press Release of GFN dated June 30, 2010

3